SILICON GAMING, INC.

                                Offer to Exchange

  One Unit Consisting of One Share of Common Stock and One Warrant to Purchase
   3.59662 Shares of Common Stock for Each Outstanding Share of Common Stock

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON
                         MAY 19, 2000, UNLESS EXTENDED.

April 17, 2000

To Our Clients:

Enclosed for your consideration is an Offering Circular dated April 12, 2000 (the "Offering Circular") and the related Notice of Election to Participate (the "Election Notice") which, together with any amendments or supplements thereto, collectively constitute the "Exchange Offer") relating to an offer by Silicon Gaming, Inc., a Delaware corporation (the "Company"), to exchange one Unit (the "Unit") consisting of one share of Common Stock, $.001 par value per share and one warrant to purchase 3.59662 shares of common stock (the "Exchange Warrant") for each one (1) outstanding share of common stock, upon the terms and subject to the conditions set forth in the Offering Circular.

We are the holder of record of shares of common stock held by us for your account. An election to participate in the Exchange Offer can be made only by us as the holder of record and pursuant to your instructions. The Election Notice is furnished to you for your information only and cannot be used by you to elect to participate in the Exchange Offer and receive Exchange Warrants.

We request instructions as to whether you wish to have us tender the Election Notice on your behalf for any or all of such common stock held by us for your account, pursuant to the terms and subject to the conditions set forth in the Exchange Offer.

Your attention is directed to the following:

1. The Exchange Offer will expire at 5:00 p.m. New York City time on May 19, 2000, unless the Exchange Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf.

2. The Exchange Offer is made for all shares of common stock that were outstanding as of November 24, 1999.

3. The Exchange Offer is conditioned upon the satisfaction of certain conditions set forth in the Offering Circular under the caption "The Exchange Offer -- Conditions of the Exchange Offer." The Exchange Offer is not conditioned upon any minimum number of shares of common stock participating in the exchange.

4. Participating Holders tendering Election Notices will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 8 of the Election Notice, transfer taxes applicable pursuant to the Exchange Offer.

5. In all cases, deliveries of Exchange Warrants pursuant to the Exchange Offer will be made only after timely receipt by the "Exchange Agent" of (i) the Election Notice, properly completed and duly executed, with any required signature guarantees, and (ii) any other documents required by the Election Notice.

The Exchange Offer is being made solely by the Offering Circular and the related Election Notice and is being made to all Holders of shares of common stock that were outstanding as of November 24, 1999. The Company is not aware of any state where the making of the Exchange Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Exchange Offer or the delivery of the Exchange Warrants, the Company will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Exchange Offer. If, after such good faith effort, the Company cannot comply with such state statute the Exchange Offer will not be made to, nor will deliveries of Exchange Warrants be made to, the holders of common stock in such state. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender an Election Notice for any or all of the shares of common stock held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of an Election Notice, the entire aggregate amount of your shares of common stock will be considered Participating Shares unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Exchange Offer.

                        Instructions with respect to the

                             SILICON GAMING, INC.'s

                                Offer to Exchange

  One Unit Consisting of One Share of Common Stock and One Warrant to Purchase
   3.59662 Shares of Common Stock for Each Outstanding Share of Common Stock

The undersigned acknowledge(s) receipt of your letter enclosing the Offering Circular dated April 17, 2000 (the "Offering Circular") and the related Election Notice (which, together with any amendments or supplements thereto, collectively constitute the "Exchange Offer") pursuant to an offer by Silicon Gaming, Inc., a Delaware corporation (the "Company"), to exchange one Unit (the "Unit") consisting of one share of common stock, $.001 par value per share and a warrant to purchase 3.59662 shares of common stock (the "Exchange Warrants"), for each one (1) outstanding share of common stock, upon the terms and subject to the conditions set forth in the Offering Circular.

This will instruct you to tender an Election Notice for the number of Participating Shares indicated below (or, if no number is indicated below, the entire number of shares of common stock) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Exchange Offer.

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Aggregate Number of Participating Share of Common Stock:*

Dated:
                                    SIGN HERE

Signature(s):
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Please print name(s):
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Address:
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Area Code and Telephone Number:
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Tax Identification or Social Security Number:

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*    Unless  otherwise  indicated,  it will be assumed that the entire number of shares of common stock held by us for your account are to be Participating Shares.